Exhibit 99.1

November 5, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

Natural Gas and Natural Gas Liquids Volumes
Continue to Increase at ONEOK Partners

TULSA, Okla. – Nov. 5, 2013 – ONEOK, Inc. (NYSE: OKE) today announced third- quarter 2013 net income attributable to ONEOK of $62.4 million, or 30 cents per diluted share, which includes a non-cash, after-tax charge of $10.4 million, or 5 cents per diluted share, associated with the energy services segment’s previously announced accelerated wind down. In the third quarter 2012, net income attributable to ONEOK was $65.2 million, or 31 cents per diluted share.

Excluding the impact of the non-cash charge in the energy services segment, third-quarter 2013 net income increased compared with the same period last year.

ONEOK also updated its 2013 net income guidance range to $245 million to $275 million, compared with the previous guidance range of $235 million to $285 million, reflecting lower than anticipated non-cash charges associated with the accelerated wind down of the energy services segment and lower anticipated earnings in ONEOK Partners’ natural gas liquids business due to narrower natural gas liquids (NGL) location price differentials.

NGL exchange-services margins continued to increase in the third quarter 2013, while NGL optimization margins decreased as a result of narrower NGL location price differentials and ONEOK Partners’ strategy to convert NGL optimization capacity to fee-based exchange-services capacity.

“Continued natural gas and natural gas liquids volume growth from recently completed ONEOK Partners growth projects and new rates in our natural gas distribution segment contributed to ONEOK’s third-quarter results,” said John W. Gibson, ONEOK chairman and chief executive officer. “Volume growth at the partnership was offset by significantly narrower NGL location price differentials, ethane rejection and lower NGL prices.”

Year-to-date net income attributable to ONEOK was $175.8 million, or 84 cents per diluted share, which includes a year-to-date non-cash, after-tax charge of $82.1 million, or 39

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

cents per diluted share, in the energy services segment, compared with $249.1 million, or $1.18 per diluted share, for the same period last year.

THIRD-QUARTER AND YEAR-TO-DATE 2013 FINANCIAL PERFORMANCE

ONEOK’s third-quarter 2013 operating income was $230.1 million, compared with $242.9 million for the third quarter 2012. For the first nine months of 2013, operating income was $632.1 million, compared with $802.9 million for the same period last year. Third-quarter and year-to-date 2013 operating income reflects the energy services segment’s non-cash, pre-tax charges of $16.4 million and $130.2 million, respectively, related to contract termination costs associated with the capacity releases executed in 2013 for certain transportation and storage contracts. The energy services segment’s expected future cash expenditures associated with the released transportation and storage capacity from the wind down are expected to total approximately $89 million on an after-tax basis, with approximately $8 million paid in the fourth quarter 2013; $33 million paid in 2014; $24 million paid in 2015; and $24 million paid over the period 2016 through 2023.

Three- and nine-month 2013 results benefited from higher natural gas volumes gathered and processed, NGL volumes gathered from the ONEOK Partners segment’s completed growth projects and new rates in the natural gas distribution segment. These increases were offset primarily by lower optimization margins in the ONEOK Partners segment.

Operating costs for the third quarter 2013 were $236.9 million, compared with $229.2 million for the same period last year. Operating costs for the nine-month 2013 period were $729.9 million, compared with $684.5 million for the same period last year. The increase in operating costs for the nine-month 2013 period was due primarily to the ONEOK Partners segment expanding its operations as a result of several internal growth projects that were placed in service.

Consolidated interest expense was $81.9 million in the third quarter 2013, compared with $71.4 million for the same period in 2012. Consolidated interest expense for the nine-month 2013 period was $244.1 million, compared with $218.7 million in the same period last year. The increases for both the three- and nine-month 2013 periods were driven primarily by ONEOK Partners’ $1.25 billion debt issuance in September 2013 and $1.3 billion debt issuance in September 2012, offset partially by higher capitalized interest associated with the investments in ONEOK Partners’ growth projects.

> View earnings tables

THIRD-QUARTER 2013 SUMMARY:

•	ONEOK Partners segment operating income of $240.1 million, compared with $248.4 million in the third quarter 2012;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

•	Natural gas distribution segment operating income of $17.6 million, compared with $15.7 million in the third quarter 2012;

•	Energy services segment operating loss of $24.7 million, compared with an operating loss of $21.8 million in the third quarter 2012;

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Distributions declared on the company's general partner interest in ONEOK Partners of $71.8 million for the third quarter 2013; distributions declared on the company's limited partner interest in ONEOK Partners of $67.3 million for the third quarter 2013;

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ONEOK in July 2013 announcing the plan to separate its natural gas distribution segment into a standalone publicly traded company, ONE Gas, Inc., with ONEOK consisting of its general partner and limited partner interests in ONEOK Partners;

•	ONEOK Partners increasing investments in its 2010 to 2015 growth program to a range of $5.3 billion to $5.6 billion by:

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Completing in September 2013 the acquisition of a 50-million cubic feet per day (MMcf/d) natural gas processing facility - the Sage Creek plant and related natural gas gathering and NGL infrastructure - in Converse and Campbell Counties, Wyo., for $305 million; and

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Announcing an investment of $135 million in the Sage Creek assets to upgrade and construct natural gas gathering and processing related infrastructure, construct new NGL pipeline infrastructure and connect the Sage Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline;

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ONEOK, on a stand-alone basis, ending the third quarter 2013 with $515.3 million of commercial paper outstanding, $1.9 million in letters of credit, $56.5 million of cash and cash equivalents, and $682.8 million available under its $1.2 billion credit facility;

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ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $566.9 million for 2013, which exceeded capital expenditures and dividends of $450.3 million by $116.6 million; and

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ONEOK in October 2013 declaring a quarterly dividend of 38 cents per share, or $1.52 per share on an annualized basis, unchanged from the previous quarter, payable on Nov. 14, 2013, to shareholders of record on Nov. 4, 2013.

BUSINESS-UNIT RESULTS:

ONEOK Partners

The ONEOK Partners segment reported third-quarter 2013 operating income of $240.1 million, compared with operating income of $248.4 million in the same period last year, which reflects:

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A $35.0 million increase in the natural gas liquids business in exchange-services margins from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

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A $21.1 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold;

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A $9.8 million increase in the natural gas liquids business in operational measurement gains of approximately $2.8 million in the third quarter 2013, compared with losses of approximately $7.0 million in the same period last year;

•	A $4.1 million increase in the natural gas liquids business in storage margins due primarily to contract renegotiations;

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A $42.3 million decrease in the natural gas liquids business in optimization and marketing margins, primarily as a result of a $39.5 million decrease from significantly narrower NGL location price differentials, offset partially by higher transportation capacity available for optimization activities due to ethane rejection, and a $17.8 million decrease in marketing margins, offset partially by a $15.0 million increase due primarily to more favorable NGL product price differentials. In the third quarter 2012, the natural gas liquids business realized higher marketing margins on the sale of NGL inventory held as a result of scheduled maintenance at its Mont Belvieu, Texas, NGL fractionation facility;

•	An $8.0 million decrease in the natural gas liquids business from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $6.9 million decrease in the natural gas liquids business from lower isomerization volumes, resulting from narrower price differential between normal butane and iso-butane;

•	A $4.3 million decrease in the natural gas gathering and processing business due primarily to lower realized NGL product prices; and

•	A $12.6 million increase in operating costs and depreciation and amortization expense.

Operating income for the nine-month period was $647.8 million, compared with $732.5 million in the same period last year, which reflects:

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A $124.6 million increase in the natural gas liquids business in exchange-services margins from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

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A $66.0 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold;

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A $19.7 million increase in the natural gas liquids business from the impact of operational measurement gains of approximately $11.5 million in the 2013 period, compared with losses of approximately $8.2 million in the same period last year;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

•	A $6.4 million increase in the natural gas gathering and processing business due to a contract settlement;

•	A $173.8 million decrease in the natural gas liquids business in optimization and marketing margins, primarily as a result of significantly narrower NGL location price differentials;

•	A $32.0 million decrease in the natural gas liquids business from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $25.8 million decrease in the natural gas gathering and processing business due primarily to lower realized NGL product prices;

•	A $15.8 million decrease in the natural gas liquids business from lower isomerization volumes, resulting from the narrower price differential between normal butane and iso-butane;

•	An $8.3 million decrease in the natural gas gathering and processing business due to changes in contract mix and terms associated with volume growth; and

•	A $48.3 million increase in operating costs and depreciation and amortization expense.

ONEOK Partners’ third-quarter 2013 operating costs were $122.4 million, compared with $121.2 million for the third quarter 2012. Operating costs for the nine-month period were $384.6 million, compared with $360.4 million for the same period last year. Nine-month 2013 operating costs, compared with operating costs in the same period 2012, reflect:

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A $10.5 million increase due to higher materials, supplies and outside services expenses associated primarily with growth and scheduled maintenance in ONEOK Partners’ operations related to the completed capital projects primarily in its natural gas gathering and processing, and natural gas liquids businesses; and

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A $9.0 million increase due to higher labor and employee benefit costs, offset partially by other lower employee-related expenses associated primarily with the growth of ONEOK Partners’ operations and completed capital projects in its natural gas gathering and processing, and natural gas liquids businesses; and

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A $5.1 million increase due to higher property taxes associated primarily with the growth of ONEOK Partners’ operations and completed capital projects in its natural gas gathering and processing business, and natural gas liquids businesses.

ONEOK Partners’ third-quarter 2013 equity earnings were $27.5 million, compared with $28.6 million in the third quarter 2012. Nine-month 2013 equity earnings were $79.7 million, compared with $92.4 million in the same period last year. The decreases in equity earnings in the three- and nine-month 2013 periods were due to decreased transportation rates on Northern Border Pipeline and lower NGL volumes on Overland Pass Pipeline due to ethane rejection.

For the third quarter 2013, the ONEOK Partners segment connected approximately 340 new wells, compared with approximately 280 wells for the same period in 2012. For the first nine months of 2013, the segment connected approximately 950 new wells, compared with

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

approximately 710 wells for the same period in 2012. The partnership expects to connect approximately 1,200 wells in 2013.

Key Statistics: More detailed information is listed on page 19 in the tables.

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Natural gas gathered was 1,389 billion British thermal units per day (BBtu/d) in the third quarter 2013, up 21 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of additional natural gas gathering lines and compression; including its Divide County gathering system, to support the Stateline I and Stateline II natural gas processing plants in the Williston Basin, offset partially by continued dry natural gas production declines in the Powder River Basin in Wyoming; and up 5 percent compared with the second quarter 2013;

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Natural gas processed was 1,135 BBtu/d in the third quarter 2013, up 25 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of the Stateline I and Stateline II natural gas processing plants in the Williston Basin, including its Divide County Gathering system; and up 8 percent compared with the second quarter 2013;

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NGL sales were 83,000 barrels per day (bpd) in the third-quarter 2013, up 34 percent compared with the same period last year due to the completion of the Stateline I and Stateline II natural gas processing plants in the Williston Basin; and up 11 percent compared with the second quarter 2013;

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The realized composite NGL net sales price was 90 cents per gallon in the third quarter 2013, down 18 percent compared with the same period last year; and up 6 percent compared with the second quarter 2013;

•	The realized condensate net sales price was $90.68 per barrel in the third quarter 2013, up 5 percent compared with the same period last year; and up 8 percent compared with the second quarter 2013;

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The realized residue natural gas net sales price was $3.36 per million British thermal units (MMBtu) in the third quarter 2013, down 9 percent compared with the same period last year; and down 6 percent compared with the second quarter 2013;

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NGLs transported on gathering lines were 574,000 bpd in the third quarter 2013, up 8 percent compared with the same period last year, due primarily to increased volumes from the Williston Basin from the completed Bakken NGL Pipeline; and NGLs gathered as a result of the capacity increase in the Mid-Continent and Texas made available through ONEOK Partners’ Cana-Woodford Shale and Granite Wash projects; offset partially by decreases in NGL volumes gathered as a result of ethane rejection; and up 4 percent compared with the second quarter 2013;

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NGLs fractionated were 557,000 bpd in the third quarter 2013, down 4 percent compared with the same period last year due to lower volumes from ethane rejection during 2013, offset partially by higher volumes from the Williston Basin made available by ONEOK Partners’ completed Bakken NGL Pipeline; and up 4 percent compared with the second quarter 2013;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

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NGLs transported on distribution lines were 454,000 bpd in the third quarter 2013, down 10 percent compared with the same period last year, due primarily to decreased volumes from ethane rejection; and up 5 percent compared with the second quarter 2013;

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 4 cents per gallon in the third quarter 2013, compared with 16 cents per gallon in the same period last year; and 6 cents per gallon in the second quarter 2013;

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Natural gas transportation capacity contracted was 5,428 thousand dekatherms per day in the third quarter 2013, up 3 percent compared with the same period last year; and up 1 percent compared with the second quarter 2013;

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Natural gas transportation capacity subscribed was 89 percent in the third quarter 2013, up 2 percent compared with the same period last year; and up 1 percent compared with the second quarter 2013; and

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The average natural gas price in the Mid-Continent region was $3.42 per MMBtu in the third quarter 2013, up 24 percent compared with the same period last year; and down 11 percent compared with the second quarter 2013.

The quantity and composition of natural gas liquids and natural gas volumes continue to change in the partnership’s natural gas gathering and processing business as new natural gas processing plants in the Williston Basin are placed into service. The Garden Creek, Stateline I and Stateline II natural gas processing plants have the capability to recover ethane when economic conditions warrant but did not recover ethane during the nine months of 2013. As a result, equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline compared with the same period in the previous year.

The ONEOK Partners segment’s natural gas gathering and processing business is exposed to commodity-price risk as a result of receiving commodities in exchange for its services. The following tables provide hedging information for its equity volumes in the natural gas gathering and processing business for the periods indicated:

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

	Three Months Ending December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	9,034	$1.11	/ gallon	61%
Condensate (Bbl/d)	2,213	$2.41	/ gallon	80%
Total (Bbl/d)	11,247	$1.37	/ gallon	64%
Natural gas (MMBtu/d)	68,315	$3.90	/ MMBtu	75%

	Year Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	1,475	$1.37	/ gallon	11%
Condensate (Bbl/d)	2,233	$2.24	/ gallon	66%
Total (Bbl/d)	3,708	$1.89	/ gallon	22%
Natural gas (MMBtu/d)	69,274	$4.11	/ MMBtu	63%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
Natural gas (MMBtu/d)	48,877	$4.19	/ MMBtu	41%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital projects are completed and volumes increase under percent-of-proceeds contracts with its customers. All of the natural gas gathering and processing business’ commodity-price sensitivities are estimated as a hypothetical change in the price of NGLs, crude oil and natural gas as of Sept. 30, 2013, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil. The ONEOK Partners segment’s natural gas gathering and processing business estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.0 million;

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.3 million; and

•	A 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $3.7 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, impacting gathering and processing margins for certain contracts.

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

Natural Gas Distribution

The natural gas distribution segment reported operating income of $17.6 million in the third quarter 2013, compared with $15.7 million in the third quarter 2012, which reflects:

•	An $8.1 million increase from new rates in Oklahoma, Kansas and Texas; and

•	A $1.0 million decrease from lower transportation volumes due primarily to lower demand from large customers in Kansas and Oklahoma.

Operating income for the nine-month 2013 period was $158.8 million, compared with $136.2 million in the same period last year, which reflects:

•	A $29.8 million increase from new rates in Oklahoma, Kansas and Texas;

•	An $8.0 million increase from higher sales volumes, primarily in Oklahoma and Kansas, due to colder than normal weather in 2013, compared with warmer than normal weather in 2012; and

•	A $3.6 million increase from higher transportation volumes due primarily to higher demand from weather-sensitive customers in Kansas.

Third-quarter 2013 operating costs were $109.3 million, compared with $103.4 million in the third quarter 2012. Nine-month 2013 operating costs were $330.5 million, compared with $312.1 million in the same period last year, which reflect:

•	A $12.6 million increase in employee-related expenses;

•	A $5.3 million increase from higher property taxes, primarily as a result of an increase in the level of property tax expense recovered in base rates, which is offset in net margin; and

•	A $2.4 million increase in bad debt expense.

Key Statistics: More detailed information is listed on page 19 in the tables.

•	Residential natural gas sales volumes were 7.5 billion cubic feet (Bcf) in the third quarter 2013, up 3 percent compared with the same period last year;

•	Total natural gas sales volumes were 11.6 Bcf in the third quarter 2013, relatively unchanged compared with the same period last year;

•	Natural gas transportation volumes were 43.1 Bcf in the third quarter 2013, down 6 percent compared with the same period last year; and

•	Natural gas volumes delivered were 54.7 Bcf in the third quarter 2013, down 5 percent compared with the same period last year.

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

Energy Services

During the third quarter 2013, the segment recorded a $16.4 million pre-tax, non-cash charge and for the nine-month 2013 period recorded a $130.2 million pre-tax, non-cash charge related to the capacity releases executed in 2013 for certain transportation and storage contracts. During the third quarter 2013, the segment disbursed $6.2 million in cash payments related to these obligations.

As a result, the energy services segment reported a third-quarter 2013 operating loss of $24.7 million, compared with an operating loss of $21.8 million in the third quarter 2012. For the first nine months of 2013, the operating loss was $170.5 million, compared with a loss of $67.6 million for the same period last year.

Third-quarter 2013 operating income increased $13.5 million, excluding the non-cash charge, compared with the same period last year, due primarily to reduced contracted transportation and storage capacity resulting in lower demand charges in the current year.

Nine-month 2013 operating income increased $27.3 million, excluding the non-cash charges, compared with the same period last year, which reflects:

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A $12.9 million increase in storage and marketing margins, net of hedging activities, due primarily to a charge in the first quarter 2012 related to the reclassification of deferred losses into earnings from accumulated other comprehensive income (loss) on certain financial contracts that were used to hedge forecasted purchases on natural gas in 2012; and reduced storage capacity resulting in lower demand changes in the current year; offset partially by decreases due to lower realized seasonal storage differentials and marketing margins, net of hedging activities;

•	A $9.5 million increase in transportation margins, due primarily to reduced contracted transportation capacity, resulting in lower demand charges in the current year;

•	A $4.5 million decrease in premium-services margins, associated primarily with lower demand fees;

•	A $3.5 million decrease in financial trading margins; and

•	A $3.0 million decrease in operating costs, due primarily to lower employee-related expenses.

In the first quarter 2012, the segment also recorded a $10.3 million nonrecurring goodwill impairment charge.

During the wind down process, the energy services segment will retain 23.5 Bcf of contracted natural gas storage capacity to serve its contracted premium-services customers, primarily natural gas and electric utilities, and industrial customers, by providing natural gas supply and risk-management services. All of this contracted storage capacity will either be released or expire by March 31, 2014.

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

Key Statistics: More detailed information is listed on page 19 in the tables.

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Natural gas in storage at Sept. 30, 2013, was 20.2 Bcf, compared with 66.4 Bcf in the same period last year. During the third quarter 2013, natural gas storage capacity decreased from 34.1 Bcf at June 30, 2013, to 24.0 Bcf at Sept. 30, 2013, due primarily to 10.1 Bcf of storage released to third parties; and

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Natural gas transportation capacity at Sept. 30, 2013, was 0.1 Bcf/d, of which 0.1 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.1 Bcf/d of total capacity and 1.0 Bcf/d of long-term capacity in the same period last year. During the third quarter, approximately 0.7 Bcf/d of transportation capacity was released to third parties.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call on Wednesday, Nov. 6, 2013, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, 888-850-2545, pass code 2072368, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2072368.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2013/OKE-Q3_2013_Earnings_0s$1ZB8.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure. Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance. Stand-alone cash flow, before changes in working capital, is defined as net income, adjusted for changes attributable to exit activities, net of settlements, less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes and certain other items.

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

The non-GAAP financial measure described above is useful to investors as a measurement of financial performance of the company’s fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with similarly titled measures of other companies. A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and as of Sept. 30, 2013, own 41.3 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;

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competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

•	the status of deregulation of retail natural gas distribution;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

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the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

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the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas and crude oil because of market conditions caused by concerns about global warming;

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the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

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our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	adverse labor relations;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
	(Thousands of dollars, except per share amounts)
Revenues	$3,571,925	$3,028,775	$10,462,606	$8,972,635
Cost of sales and fuel	3,010,737	2,474,803	8,824,577	7,226,114
Net margin	561,188	553,972	1,638,029	1,746,521
Operating expenses
Operations and maintenance	209,019	206,048	635,915	603,055
Depreciation and amortization	94,267	81,434	276,343	249,429
Goodwill impairment	—	—	—	10,255
General taxes	27,843	23,157	94,000	81,471
Total operating expenses	331,129	310,639	1,006,258	944,210
Gain (loss) on sale of assets	22	(420)	342	603
Operating income	230,081	242,913	632,113	802,914
Equity earnings from investments	27,468	28,591	79,744	92,380
Allowance for equity funds used during construction	6,429	3,302	21,172	6,126
Other income	6,154	5,049	16,652	11,495
Other expense	(1,077)	(919)	(4,479)	(3,990)
Interest expense (net of capitalized interest of $14,704, $11,802,
$39,203 and $30,521, respectively)	(81,908)	(71,364)	(244,076)	(218,714)
Income before income taxes	187,147	207,572	501,126	690,211
Income taxes	(39,449)	(42,584)	(108,228)	(156,835)
Income from continuing operations	147,698	164,988	392,898	533,376
Income from discontinued operations, net of tax	—	—	—	762
Gain on sale of discontinued operations, net of tax	—	—	—	13,517
Net income	147,698	164,988	392,898	547,655
Less: Net income attributable to noncontrolling interests	85,342	99,769	217,102	298,578
Net income attributable to ONEOK	$62,356	$65,219	$175,796	$249,077

Amounts attributable to ONEOK:
Income from continuing operations	$62,356	$65,219	$175,796	$234,798
Income from discontinued operations	—	—	—	14,279
Net income	$62,356	$65,219	$175,796	$249,077

Basic earnings per share:
Income from continuing operations	$0.30	$0.32	$0.85	$1.14
Income from discontinued operations	—	—	—	0.07
Net income	$0.30	$0.32	$0.85	$1.21

Diluted earnings per share:
Income from continuing operations	$0.30	$0.31	$0.84	$1.11
Income from discontinued operations	—	—	—	0.07
Net income	$0.30	$0.31	$0.84	$1.18

Average shares (thousands)
Basic	206,235	205,005	205,952	206,638
Diluted	209,893	209,960	209,408	211,198

Dividends declared per share of common stock	$0.38	$0.33	$1.10	$0.94

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2013	2012
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$779,524	$583,618
Accounts receivable, net	1,166,994	1,349,371
Gas and natural gas liquids in storage	664,213	517,014
Commodity imbalances	94,404	90,211
Energy marketing and risk-management assets	16,437	48,577
Other current assets	160,452	175,869
Total current assets	2,882,024	2,764,660

Property, plant and equipment
Property, plant and equipment	14,944,162	13,088,991
Accumulated depreciation and amortization	3,173,366	2,974,651
Net property, plant and equipment	11,770,796	10,114,340

Investments and other assets
Investments in unconsolidated affiliates	1,201,873	1,221,405
Goodwill and intangible assets	990,456	996,206
Other assets	765,194	758,664
Total investments and other assets	2,957,523	2,976,275
Total assets	$17,610,343	$15,855,275

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2013	2012
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,656	$10,855
Notes payable	562,329	817,170
Accounts payable	1,382,785	1,333,489
Commodity imbalances	227,355	272,436
Energy marketing and risk-management liabilities	5,530	9,990
Other current liabilities	433,055	369,054
Total current liabilities	2,621,710	2,812,994

Long-term debt, excluding current maturities	7,757,159	6,515,372

Deferred credits and other liabilities
Deferred income taxes	1,776,949	1,592,802
Other deferred credits	763,879	701,657
Total deferred credits and other liabilities	2,540,828	2,294,459

Commitments and contingencies

Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding
206,273,200 shares at September 30, 2013; issued 245,811,180 shares and
outstanding 204,935,043 shares at December 31, 2012	2,458	2,458
Paid-in capital	1,404,086	1,324,698
Accumulated other comprehensive loss	(219,492)	(216,798)
Retained earnings	2,008,471	2,059,024
Treasury stock, at cost: 39,537,980 shares at September 30, 2013, and
40,876,137 shares at December 31, 2012	(1,005,829)	(1,039,773)
Total ONEOK shareholders’ equity	2,189,694	2,129,609

Noncontrolling interests in consolidated subsidiaries	2,500,952	2,102,841

Total equity	4,690,646	4,232,450
Total liabilities and equity	$17,610,343	$15,855,275

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2013	2012
	(Thousands of dollars)
Operating activities
Net income	$392,898	$547,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	276,343	249,437
Charges attributable to exit activities, net of settlements	124,610	—
Impairment of goodwill	—	10,255
Gain on sale of discontinued operations	—	(13,517)
Reclassified loss on energy price risk-management assets and liabilities	—	29,861
Equity earnings from investments	(79,744)	(92,380)
Distributions received from unconsolidated affiliates	79,022	92,996
Deferred income taxes	107,575	170,657
Share-based compensation expense	27,634	35,970
Allowance for equity funds used during construction	(21,172)	(6,126)
Gain on sale of assets	(342)	(603)
Other	(4,047)	(1,770)
Changes in assets and liabilities:
Accounts receivable	182,377	350,350
Gas and natural gas liquids in storage	(147,199)	(94,362)
Accounts payable	82,743	(156,483)
Commodity imbalances, net	(49,274)	17,310
Energy marketing and risk-management assets and liabilities	(15,574)	(205,008)
Other assets and liabilities, net	65,696	(171,383)
Cash provided by operating activities	1,021,546	762,859

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,597,820)	(1,238,908)
Acquisition	(304,889)	—
Proceeds from sale of discontinued operations, net of cash sold	—	32,946
Contributions to unconsolidated affiliates	(4,558)	(21,284)
Distributions received from unconsolidated affiliates	24,891	25,756
Proceeds from sale of assets	1,685	1,918
Other	—	988
Cash used in investing activities	(1,880,691)	(1,198,584)

Financing activities
Borrowing of notes payable, net	(254,841)	(165,235)
Issuance of debt, net of discounts	1,247,822	1,994,693
Long-term debt financing costs	(10,217)	(15,030)
Repayment of debt	(5,802)	(359,251)
Repurchase of common stock	—	(150,000)
Issuance of common stock	8,538	7,068
Issuance of common units, net of issuance costs	569,246	459,680
Dividends paid	(226,349)	(194,443)
Distributions to noncontrolling interests	(273,346)	(237,744)
Cash provided by financing activities	1,055,051	1,339,738
Change in cash and cash equivalents	195,906	904,013
Change in cash and cash equivalents included in discontinued operations	—	8,859
Change in cash and cash equivalents from continuing operations	195,906	912,872
Cash and cash equivalents at beginning of period	583,618	65,953
Cash and cash equivalents at end of period	$779,524	$978,825

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ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$423.6	$419.7	$1,206.1	$1,242.3
Operating costs	$122.3	$121.1	$384.6	$360.4
Depreciation and amortization	$61.2	$49.8	$174.1	$150.0
Operating income	$240.1	$248.4	$647.8	$732.5
Capital expenditures	$449.1	$375.3	$1,373.9	$1,011.5
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,389	1,149	1,311	1,091
Natural gas processed (BBtu/d) (b)	1,135	906	1,060	833
NGL sales (MBbl/d)	83	62	77	57
Residue gas sales (BBtu/d)	521	416	475	386
Realized composite NGL net sales price ($/gallon) (c)	$0.90	$1.10	$0.87	$1.07
Realized condensate net sales price ($/Bbl) (c)	$90.68	$86.54	$87.40	$87.72
Realized residue gas net sales price ($/MMBtu) (c)	$3.36	$3.69	$3.48	$3.74
Natural gas liquids business
NGL sales (MBbl/d)	686	615	647	544
NGLs transported-gathering lines (MBbl/d) (a)	574	530	542	517
NGLs fractionated (MBbl/d) (b)	557	581	535	565
NGLs transported-distribution lines (MBbl/d) (a)	454	504	426	489
Conway-to-Mont Belvieu OPIS average price differential -
ethane in ethane/propane mix ($/gallon)	$0.04	$0.16	$0.04	$0.21
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,428	5,249	5,486	5,345
Transportation capacity subscribed	89%	87%	90%	88%
Average natural gas price
Mid-Continent region ($/MMBtu)	$3.42	$2.75	$3.56	$2.43

(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Distribution
Net margin	$159.2	$151.0	$589.4	$545.8
Operating costs	$109.3	$103.4	$330.5	$312.1
Depreciation and amortization	$32.3	$31.9	$100.1	$97.5
Operating income	$17.6	$15.7	$158.8	$136.2
Capital expenditures	$83.8	$74.3	$206.4	$205.7
Natural gas volumes (Bcf)
Natural gas sales	11.6	11.6	107.0	92.6
Transportation	43.1	45.8	151.7	149.2
Natural gas margins
Net margin on natural gas sales	$131.7	$123.4	$493.3	$454.9
Transportation margin	$19.7	$19.9	$71.8	$65.2

Energy Services
Net margin	$(22.3)	$(17.3)	$(159.4)	$(43.1)
Operating costs	$2.3	$4.4	$10.9	$13.9
Depreciation and amortization	$0.1	$0.1	$0.2	$0.3
Goodwill impairment	$—	$—	$—	$10.3
Operating loss	$(24.7)	$(21.8)	$(170.5)	$(67.6)

-more-

ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2013
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$240	$—	$240
Natural Gas Distribution	18	—	—	18
Energy Services	(25)	—	—	(25)
Other	(3)	—	—	(3)
Operating income	(10)	240	—	230
Equity in earnings of ONEOK Partners	131	—	(131)	—
Other income	1	37	—	38
Interest expense	(24)	(58)	—	(82)
Income taxes	(36)	(3)	—	(39)
Income from continuing operations	62	216	(131)	147
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	62	216	(131)	147
Less: Net income attributable to noncontrolling interests	—	—	85	85
Net income attributable to ONEOK	$62	$216	$(216)	$62

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Nine Months Ended September 30, 2013
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$648	$—	$648
Natural Gas Distribution	159	—	—	159
Energy Services	(171)	—	—	(171)
Other	(4)	—	—	(4)
Operating income	(16)	648	—	632
Equity in earnings of ONEOK Partners	358	—	(358)	—
Other income	7	106	—	113
Interest expense	(73)	(171)	—	(244)
Income taxes	(100)	(8)	—	(108)
Income from continuing operations	176	575	(358)	393
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	176	575	(358)	393
Less: Net income attributable to noncontrolling interests	—	—	217	217
Net income attributable to ONEOK	$176	$575	$(575)	$176

-more-

ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$248	$—	$248
Natural Gas Distribution	16	—	—	16
Energy Services	(22)	—	—	(22)
Other	1	—	—	1
Operating income	(5)	248	—	243
Equity in earnings of ONEOK Partners	132	—	(132)	—
Other income (expense)	2	34	—	36
Interest expense	(23)	(48)	—	(71)
Income taxes	(41)	(2)	—	(43)
Income from continuing operations	65	232	(132)	165
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	65	232	(132)	165
Less: Net income attributable to noncontrolling interests	—	—	100	100
Net income attributable to ONEOK	$65	$232	$(232)	$65

	Nine Months Ended September 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$732	$—	$732
Natural Gas Distribution	136	—	—	136
Energy Services	(68)	—	—	(68)
Other	3	—	—	3
Operating income	71	732	—	803
Equity in earnings of ONEOK Partners	380	—	(380)	—
Other income (expense)	3	103	—	106
Interest expense	(71)	(148)	—	(219)
Income taxes	(148)	(9)	—	(157)
Income from continuing operations	235	678	(380)	533
Income (loss) from discontinued operations, net of tax	14	—	—	14
Net Income	249	678	(380)	547
Less: Net income attributable to noncontrolling interests	—	—	298	298
Net income attributable to ONEOK	$249	$678	$(678)	$249

-more-

ONEOK Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Range

November 5, 2013

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Nine Months Ended
(Unaudited)	September 30, 2013
(Millions of dollars)
Net income	$392.9
Charges attributable to exit activities, net of settlements	124.6
Net income attributable to noncontrolling interests	(217.1)
Equity in earnings of ONEOK Partners	(358.4)
Distributions received from ONEOK Partners	397.1
Depreciation, amortization and impairment	102.3
Deferred income taxes	101.9
Other	23.6
Cash flow, before changes in working capital	$566.9

Note: ONEOK stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations or other measures of results of operations.